Exhibit 10.45.1

Building Materials Holding Corporation

2005 Deferred Compensation Plan for Executives
Amendment #1

ARTICLE 3. DEFERRED COMPENSATION

3.1	Deferral Elections

(b)
Company Contributions. The Company shall not be obligated to make any other contribution to the Plan on behalf of any Participant at any time. Company may make Company Contributions to the Plan on behalf of one or more the Participants. Company Contributions, if any, made to Participant Accounts shall be determined in the sole and absolute discretion of the Company, and may be made without regard to whether the Participant to whose Account such contribution is credited has made, or is making, deferrals. The Company shall not be bound or obligated to apply any specific formula or basis for calculating the amount of any Company Contributions, and the Company shall have sole and absolute discretion as to the allocation of Company Contributions among Participants’ Accounts. The use of any particular formula or basis for making a Company Contribution in one year shall not bind or obligate the Company to use such formula or basis in any other year. Currently the company is matching 50% of up to the first 6% of employee contributions (25% of the first 4% for SelectBuild), including bonus and/or long term incentive compensation.

3.2
VESTING. All deferrals from Eligible Compensation elected by the Participant shall be fully vested at all times. Notwithstanding any provision of the Plan to the contrary, Company Contributions, if any, may be subject to a substantial risk of forfeiture in accordance with the terms of a vesting schedule, which may be selected by the Company in its sole and absolute discretion. The vesting schedule for company contributions is currently the same as for the qualified 401k plan (20% per calendar year of service where a minimum of 1000 hours is worked) which may be waived by the compensation committee of the board of directors. Should a change of control, as defined, occur, all contributions by the company will be immediately 100% vested. Service with predecessor companies is counted for purposes of vesting purposes.